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                                                                    Exhibit 3.02


                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                              CELERITY GROUP, INC.


Celerity Group, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

      DOES HEREBY CERTIFY:

      FIRST: That the Board of Directors of said corporation, by the unanimous written consent of its members, filed with the minutes of the Board of Directors, adopted a resolution proposing and declaring advisable the following amendment to the Restated Certificate of Incorporation of said corporation:

            "RESOLVED, that the Certificate of Incorporation of Celerity Group, Inc. be amended by changing the first paragraph of ARTICLE IV, paragraph 1 thereof so that, as amended, said Article shall be and read as follows:

                  1. AUTHORIZATION OF SHARES. This corporation is authorized to issue two (2) classes of shares, designated "Common Stock" and "Preferred Stock". The total number of shares of Common Stock authorized to be issued is 700,000,000 shares, $0.0001 par value per share. The total number of shares of Preferred Stock authorized to be issued is 120,000,000 shares, $0.0001 par value per share, 856,951 of which are designated as "Series A Preferred Stock," 35,000,000 of which are designated as "Series A-1 Preferred Stock", 23,000,000 of which are designated "Series B-1 Preferred Stock," 8,333,333 of which are designated as "Series C Preferred Stock," 1 of which is designated as "Series C-1 Preferred Stock," 2,777,778 of which are designated as "Series D Preferred Stock," 1,575,002 shall be designated as "Series E Preferred Stock" and 48,456,935 shares shall remain undesignated.
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      SECOND: That in lieu of a meeting and vote of stockholders, the requisite stockholders, as required by the Restated Certificate of Incorporation, have given written consent without a meeting in accordance with Section 228 of the Delaware General Corporation Law.

      THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

      FOURTH: That this Certificate of Amendment of the Certificate of Incorporation shall be effective on April 23, 2004, for accounting purposes.


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      IN WITNESS WHEREOF, said celerity Group, Inc. has caused this Certificate to be signed by John Goodman, its Secretary, this 23 day of April, 2004.


                                          CELERITY GROUP, INC.



                                          By: /s/ John Goodman
                                              ----------------------------------
                                              John Goodman, Secretary


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